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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WEIDER NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104

September __, 2005

Dear Stockholders:

We cordially invite you to attend our 2005 Annual Meeting of Stockholders. The meeting will be held on Tuesday, October 25, 2005, at 2:00 p.m. local time, at Weider Nutrition International’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah.

With this letter we are including the notice for our Annual Meeting, the proxy statement, the proxy card and our fiscal 2005 Annual Report. At the meeting, we will vote on the election of our Board of Directors and the approval of the change of our Company name to Schiff Nutrition International, Inc. Our Board of Directors recommends that you vote FOR each of the seven nominees for directors and FOR approval of the change of our Company name.

Your vote is important to us, and I look forward to seeing you on October 25. Whether or not you plan to attend the meeting in person, please complete, sign and return the attached proxy card. Thank you for your interest in Weider Nutrition International.

Sincerely,

Bruce J. Wood
President and Chief Executive Officer

WEIDER NUTRITION INTERNATIONAL, INC.
2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104
(801) 975-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, OCTOBER 25, 2005

TIME:	2:00 p.m.
PLACE:	Weider Nutrition International, Inc.’s Headquarters 2002 South 5070 West Salt Lake City, Utah
MATTERS TO BE VOTED ON:	(1)	To re-elect the seven-person Board of Directors to serve until the next annual meeting or until the election and qualification of their respective successors;
	(2)	To amend the Company’s Amended and Restated Certificate of Incorporation to change our Company name from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc.; and
	(3)	To transact any other business properly coming before the meeting or any adjournment or postponement of the meeting.
RECORD DATE:	You may vote at the meeting if you were a stockholder at the close of business on September 6, 2005, the record date.
VOTING BY PROXY:

Please return your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If on September 6, 2005, your shares were held of record in your brokerage firm or similar organization, you may vote at the Annual Meeting using a valid proxy card from your brokerage firm issued in your name. For more instructions, please see the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

By Order of the Board of Directors,

Daniel A. Thomson
Executive Vice President—Business Development, General Counsel and Corporate Secretary
Salt Lake City, Utah
September ____, 2005

YOUR VOTE IS IMPORTANT.
TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD
AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL
AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the Board) of Weider Nutrition International, Inc. is providing these proxy materials to you in connection with our 2005 Annual Meeting of Stockholders (the Annual Meeting), which will take place on October 25, 2005. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. We intend to mail this proxy statement and accompanying proxy card on or about September ___, 2005, to all stockholders of record entitled to vote at the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting, including stockholders whose shares are held by their brokerage firms or similar organizations.

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our Annual Report for fiscal 2005 (which ended May 31, 2005) is also enclosed.

On what matters am I voting?

The election of seven nominees to our Board and the amendment to the Company’s Amended and Restated Certificate of Incorporation (the Amendment) to change our Company name from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc. are the only known matters to be voted on at the Annual Meeting. The stockholders also will transact any other business that properly comes before the Annual Meeting.

What are our Board’s voting recommendations?

Our Board recommends that you vote your shares FOR each of the seven nominees to our Board and FOR the Amendment to the Company’s Amended and Restated Certificate of Incorporation to change our Company name from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc.

Who can vote at the Annual Meeting?

Stockholders of record at the close of business on September 6, 2005 (the Record Date) may vote at the Annual Meeting. Also, if on September 6, 2005 your shares were held in street name, you may vote at the Annual Meeting by using a valid proxy issued in your name from your bank, broker or other record holder. Holding shares in “street name” means your Company shares are held in an account at a brokerage firm or bank or other nominee holder, and the stock certificates and record ownership are not in your name.

On the Record Date, 11,313,363 shares of Class A Common Stock and 14,973,148 shares of Class B Common Stock were outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held on the Record Date. Thus, an aggregate of 161,044,843 votes (the Voting Shares) may be cast by stockholders at the Annual Meeting. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on the matters that will come before the Annual Meeting.

How do I vote?

You may vote your shares either by proxy or in person at the Annual Meeting (please also see the detailed instructions on your proxy card). To vote by proxy, please complete, sign and mail the enclosed proxy card in the envelope provided, which requires no postage for mailing in the United States. If you hold your shares in street name, please complete, sign and mail the legal proxy from your bank, broker or other record holder. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR each of the seven named nominees to our Board and FOR the Amendment to the Company’s Amended and Restated Certificate of Incorporation to change our Company name from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc.

May I revoke my proxy?

As a holder of record of our shares, you may revoke your proxy and change your vote at any time prior to the Annual Meeting by giving written notice of your revocation to our Corporate Secretary, by signing another proxy card with a later date and submitting this later dated proxy to our Corporate Secretary before or at the Annual Meeting, or by voting in person at the Annual Meeting. Please note that your attendance at the Annual Meeting will not constitute a revocation of your proxy unless you actually vote at the Annual Meeting. Giving a proxy will not affect your right to change your vote if you attend the Annual Meeting and want to vote in person. We will pass out written ballots to any holder of record of our shares who wants to vote at the Annual Meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. If you decide to attend and vote at the Annual Meeting and your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder, your broker.

Any written notice of revocation or subsequent proxy should be sent to Weider Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104, or hand delivered to our Corporate Secretary at or before the voting at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and do not return your proxy card, your shares will not be voted unless you attend the Annual Meeting in person and vote your shares. If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as election of directors and the Amendment to the Company’s Amended and Restated Certificate of Incorporation to change our Company name) or leave your shares unvoted. Your brokerage firm may not vote without your instruction on “non-routine matters” such as a proposal submitted by a stockholder. If proposals to be acted upon include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters but expressly states that the broker is NOT voting on non-routine matters. This indication by your broker with respect to the non-routine matters is known as a “broker non-vote.”

We encourage you to provide instructions to your brokerage firm by completing the proxy that it sends to you. This will ensure that your shares are voted at the Annual Meeting.

What is a quorum and what constitutes a quorum?

A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the Annual Meeting. The required quorum for the Annual Meeting is the presence in person or by proxy of the holders of a majority of the Voting Shares issued and outstanding as of September 6, 2005. Since there is an aggregate of 161,044,843 Voting Shares, a quorum will be present for the Annual Meeting if an aggregate of at least 80,522,422 Voting Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

How many votes are required to approve the proposals?

The seven nominees receiving the highest number of “FOR” votes, whether or not constituting a majority of the votes cast, will be elected as directors. This number is called a plurality. Accordingly, abstentions will not affect the outcome of the election of the nominees to our Board. The election of directors is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation to change our Company name from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc. requires the affirmative vote by the holders of a majority of shares entitled to vote on the proposal. For these purposes, abstentions will have the same effect as a vote against the proposal. The approval of the change of our Company name is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of approving the Amendment to the Company’s Amended and Restated Certificate of Incorporation to change our Company name or otherwise.

What happens if a nominee is unable to stand for re-election?

If a nominee is unable to stand for re-election, our Board may, by vote, reduce the size of the Board or name a substitute nominee. If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee. We are not aware of any nominee who is unable to stand for re-election.

Who is paying for this proxy’s solicitation process?

The enclosed proxy is solicited on behalf of our Board, and we are paying for the entire cost of the proxy solicitation process. Copies of the proxy material will be given to banks, brokerage houses and other institutions that hold shares that are beneficially owned by others. Upon request, we will reimburse these banks, brokerage houses and other institutions for their reasonable out-of-pocket expenses in forwarding these proxy materials to the stockholders who are the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other employees. No additional compensation will be paid to our directors, officers or other employees for soliciting proxies. We have retained the services of Georgeson Shareholder Communications, Inc. to assist in the distribution of proxies.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for our second quarter ending November 30, 2005.

When are stockholder proposals due for next year’s annual meeting in 2006?

We currently contemplate that our 2006 Annual Meeting of Stockholders will be held on or about October 24, 2006. In the event that a stockholder desires to have a proposal considered for presentation at the 2006 Annual Meeting of Stockholders and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of the Company so that it is received no later than May __, 2006. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act).

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2006 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal on or before August __, 2006. If the notice is not received by August __, 2006, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act, and we will have discretionary voting authority under proxies solicited for the 2006 Annual Meeting of Stockholders with respect to such proposal.

Proposals and notices should be directed to Weider Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Will the Company’s independent auditors be present at the Annual Meeting?

Representatives of Deloitte & Touche LLP, the Company’s independent auditors, are expected to be present at the Annual Meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions. Our Audit Committee has also selected Deloitte as our independent public accountants for fiscal 2006.

How can stockholders communicate with our Board of Directors?

Company stockholders who want to communicate with our Board or any individual director may write to them c/o Weider Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Your letter should indicate that you are a Company stockholder. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and shall make those communications available to our Board upon request.

PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

Our Board currently consists of seven directors who are elected annually. All of the seven nominees listed in the section entitled “Nominees for Election to our Board of Directors” below are currently directors of the Company. The term of office for directors elected at the 2005 Annual Meeting will expire upon the election of our Board at the 2006 Annual Meeting of Stockholders or when their successors are elected and qualified. See the section entitled “Nominees for Election to our Board of Directors” below for biographical information on our Board nominees.

Our Board of Directors unanimously recommends a vote “For” each of these nominees.

2. APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO CHANGE OUR COMPANY NAME

Our Board seeks the approval of the stockholders to amend the Company’s Amended and Restated Certificate of Incorporation and take all other actions necessary in order to change our Company name from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc. If the Amendment is approved, Article I of our Amended and Restated Certificate of Incorporation will be amended to read in its entirety:

“ARTICLE I

NAME

The name of the Corporation shall be Schiff Nutrition International, Inc.”

In connection with the sale of our Weider® branded business (discussed under “Certain Relationships and Related Transactions—Sale of Weider Branded Business” below), we received a license to use the Weider name for corporate purposes for up to twelve months prior to transitioning to a new name for our Company. Our Board believes that it is in the best interest of the Company and its stockholders to change the Company name to Schiff Nutrition International, Inc., as Schiff® is recognized as one of our premier brands, and to seek stockholder approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the name change at this time. The Amendment will be effective when filed with the Delaware Secretary of State. This change in our Company name will be effectuated within a reasonable period following such approval.

Our Board of Directors unanimously recommends a vote “For” the approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation to change our Company name.

3. OTHER BUSINESS

Our Board knows of no other business for consideration at the Annual Meeting. If other matters are properly presented at the Annual Meeting, or at any adjournment of the meeting, Bruce J. Wood and Daniel A. Thomson, as proxies, will vote, or otherwise act, on your behalf in accordance with their judgment on such matters.

NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS

Nominees for re-election to our Board at the Annual Meeting are as follows:

Name	Age	Position with the Company
Eric Weider	42	Chairman of the Board
George F. Lengvari	63	Vice Chairman of the Board
Bruce J. Wood	55	Chief Executive Officer, President and Director
Ronald L. Corey	66	Director
Roger H. Kimmel	59	Director
Brian P. McDermott	48	Director
H. F. Powell	72	Director

Eric Weider has been a director since June 1989 and Chairman of the Board since August 1996. Since June 1997, Mr. Weider has been President and Chief Executive Officer of Weider Health and Fitness, a major stockholder of the Company. Mr. Weider also serves as a member of the board of directors of Weider Health and Fitness. Mr. Weider is the President of the Joe Weider Foundation and is a director of Hillside Investment Management, Inc., an investment management company based in Toronto, Canada.

George F. Lengvari has been a director since August 1996 and serves as Vice Chairman of the Board of Directors. Mr. Lengvari has been Vice Chairman of the board of directors of Weider Health and Fitness, a major stockholder of the Company, since June 1995. Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and is currently of counsel to the law firm LaPointe Rosenstein.

Bruce J. Wood has been our Chief Executive Officer, President and a director since June 1999. From January 1998 to December 1998, Mr. Wood was the President and a founder of All Stick Label LLC, a private company which manufactures custom pressure sensitive labels. From 1973 to December 1997, Mr. Wood held various management positions with divisions of Nabisco, Inc., a manufacturer and marketer of packaged food, including President and Chief Executive Officer of Nabisco, Ltd., President of Planters Lifesavers Company, and Senior Vice President, Marketing of both Nabisco Biscuit Company and Del Monte USA. Mr. Wood also serves as a director of Payge International Ltd., a private company that manufactures injection molded plastic industrial and advertising products.

Ronald L. Corey has been a director since August 1996. Since 1999, Mr. Corey has been a consultant to various corporations. Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation, an agency which maintains and leases infrastructures to private stevedoring companies.

Roger H. Kimmel has been a director since August 1996. Mr. Kimmel has been Vice Chairman of Rothschild, Inc., an investment banking firm, since January 2001. Prior to January 2001, Mr. Kimmel was a partner at the law firm of Latham & Watkins for more than five years. Mr. Kimmel is a director of Weider Health and Fitness, a major stockholder of the Company. Mr. Kimmel is also a director of Endo Pharmaceutical Holdings, Inc., a company engaged in the development and sale of pharmaceutical products.

Brian P. McDermott has been a director since June 2001. Mr. McDermott has been a director, President, and Chief Executive Officer of Fitness Holdings International, Inc., a retail chain selling home fitness equipment, and its predecessor since November 2001. Mr. McDermott has also served as Chairman of the Board of Fitness Holdings International since November 2004. Mr. McDermott has served as President and Chief Executive Officer of Right Start Acquisition Company, a specialty retailer, since December 2003. Mr. McDermott was a director, President, and Chief Executive Officer of PartsAmerica.com, an online auto parts store, from May 2000 to July 2001. From 1988 to present, Mr. McDermott has been a general partner in Hancock Park Associates, a private equity firm, and has held various management and director positions in several of the firm's portfolio companies. Mr. McDermott held various management positions with Leslie's Poolmart, Inc. from 1988 to May 2000, including President and/or Chief Executive Officer from 1989 to December 1999 and Chairman of the Board from January 2000 to May 2000. From November 1994 to December 1998, Mr. McDermott served as Chairman of the Board of Busy Body, Inc., a specialty retailer of fitness equipment.

H.F. Powell has been a director since January 2000. Since 1997, Mr. Powell has been an independent consultant to various corporations. Prior to his retirement in 1996, Mr. Powell served as Executive Vice President and Chief Financial Officer of Nabisco, Inc. from 1994 through 1996 and President of Nabisco International from 1989 through 1994. Throughout his career, Mr. Powell served in various senior level finance and operating positions, including Executive Vice President of Nabisco International, Senior Vice President and Chief Financial Officer of Nabisco Brands, President of Nabisco Brands Canada and Senior Vice President and Chief Financial Officer of Standard Brands.

BOARD OF DIRECTORS AND BOARD COMMITTEES INFORMATION

Our business is managed under the direction of our Board. To assist in carrying out this responsibility, our Board has established an Executive Committee, Audit Committee and Compensation Committee. We do not have a standing nominating committee. During fiscal 2005, we had a Special Committee of the Board, which committee terminated upon the closing of the sale of our Weider branded business in April 2005 (discussed under “Certain Relationships and Related Transactions—Sale of Weider Branded Business” below). During fiscal 2005, our Board met seven times. Each director attended at least 75% of the total number of meetings of our Board held during fiscal 2005 and the total number of meetings held during fiscal 2005 by all committees of our Board on which that director served. Although we do not have a policy with regard to Board members’ attendance at our Annual Meetings of Stockholders, all of the directors are encouraged to attend such meetings. All of our directors were present at our 2004 Annual Meeting of Stockholders, except that one director participated by telephone.

Controlled Company Exemption Election; Independent Directors

We have determined that due to the beneficial ownership by Weider Health and Fitness of greater than 50% of the Voting Shares (approximately 93%), we are a “controlled company” as defined in the New York Stock Exchange (NYSE) listing standards. As such, we have elected to be exempted from the NYSE requirements that the Board have a majority of independent directors and that we have a separate nominating/corporate governance committee composed entirely of independent directors. Each of Messrs. Corey, McDermott and Powell has confirmed to the Board that neither he nor any member of his family has any relationship, commercial or otherwise, with the Company (other than as a stockholder and a director). Our Board has thus determined that each of Messrs. Corey, McDermott and Powell is independent, as determined in accordance with NYSE listing standards.

Executive Committee

The current members of the Executive Committee are Messrs. Weider, Lengvari and Wood. During fiscal 2005, the Executive Committee did not hold any formal meetings, but met several times on an informal basis. The Executive Committee has the authority to determine questions of general policy with regard to our business, to the extent permitted by law.

Audit Committee

The current members of the Audit Committee are Messrs. Powell, Corey and McDermott. Mr. Powell serves as the Chairman of the Audit Committee. During fiscal 2005, the Audit Committee met eight times. The Audit Committee operates pursuant to a written charter that was adopted by our Board in September 2004, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Audit Committee Charter from: Weider Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Audit Committee’s responsibilities include:

•	appointment, compensation, retention and oversight of the independent auditors;

•	consulting with the independent auditors with regard to the plan and scope of audit;

•	reviewing, in consultation with the independent auditors, the report of audit or proposed report of audit and the accompanying management letter, if any;

•	reviewing the impact of new or proposed changes in accounting principles or regulatory requirements;

•	consulting with the independent auditors with regard to the adequacy of internal controls and, as appropriate, consulting with management regarding the same;

•	pre-approval of audit and non-audit services performed and fees charged, and review of the possible effect of the performance of such services on the auditor’s independence; and

•	such other responsibilities set forth in the Audit Committee Charter or as directed by our Board from time to time.

Our Board has determined that all members of the Audit Committee are independent and financially literate, as those terms are defined in the NYSE listing standards, and are independent, as such term is defined under Securities and Exchange Commission (SEC) rules. Our Board has also determined that H.F. Powell, Chairman of the Audit Committee, qualifies as an audit committee financial expert as defined in SEC rules. See the section entitled “Nominees for Election to our Board of Directors” above for a description of Mr. Powell’s relevant experience.

Compensation Committee

The current members of the Compensation Committee are Messrs. McDermott, Corey and Powell, each of whom the Board has determined is independent, as that term is defined in the NYSE listing standards. Mr. McDermott serves as the Chairman of the Compensation Committee. During fiscal 2005, the Compensation Committee met five times. The Compensation Committee operates pursuant to a written charter that was adopted by our Board in September 2004, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Compensation Committee Charter from: Weider Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Compensation Committee’s responsibilities include:

•	reviewing the compensation policy for our executive officers and such other officers as directed by our Board;

•	reviewing general compensation goals and guidelines for our employees and the criteria by which bonuses to our employees are determined;

•	acting as administrator of our 1997 Equity Participation Plan (the 1997 Plan) and our 2004 Incentive Award Plan (the 2004 Plan); and

•	performing other related functions as set forth in the Compensation Committee Charter or as directed by our Board from time to time.

Nominating Committee Functions

As set forth in the NYSE listing standards, we are not required to have a nominating committee because we are a “controlled company.” See “Controlled Company Exemption Election; Independent Directors” above. Because of this exemption, and because our Board believes that it is more appropriate for all of our directors to be involved in the process of nominating persons for election as directors, our Board does not have a nominating committee. Accordingly, our Board as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of our directors.

Our Board will consider candidates for nomination as a director recommended by stockholders, current directors, officers, third-party search firms and other sources. Our Board considers stockholder recommendations for candidates in the same manner as those received from others.

For new candidates, our Board generally polls the directors and members of management for their recommendations. Our Board may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. Our Board reviews the qualifications, experience and background of all candidates. Final candidates are typically interviewed by both Board members and executive management.

Our Board will consider stockholder suggestions for nominees for directorship. In order for our Board to consider a stockholder nominee, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of Company stockholdings. All communications should be submitted in writing to Weider Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Recommendations received after 120 days prior to the mailing of the proxy will likely not be considered timely for consideration at that year’s Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, Messrs. McDermott, Corey and Powell served as the members of the Compensation Committee. Messrs. McDermott, Corey and Powell are not employees of, or otherwise affiliated with (other than in their capacity as directors), the Company.

During fiscal 2005, no executive officer served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer and controller, and our employees and directors. The Code of Business Conduct and Ethics is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Code of Business Conduct and Ethics from: Weider Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Any amendment or waiver of our Code of Business Conduct and Ethics relating to any of our officers or directors will be disclosed on our website. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver will also be disclosed.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that cover areas such as director responsibilities and qualifications, management succession, and board committees. A copy of these Guidelines is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Corporate Governance Guidelines from: Weider Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Executive Sessions of Non-Management Directors

Our non-management directors regularly meet in executive sessions of the Board in which management directors and other members of management do not participate. These non-management sessions are generally scheduled on the same day as regularly scheduled quarterly meetings of our Board. The non-management directors preside over the meetings on a rotational basis.

Director Compensation

Non-employee directors receive an annual fee of $18,000. In addition to the annual fee, each non-employee director receives $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended. The chairman of the Audit Committee receives an additional annual fee of $6,000 and the chairman of the Compensation Committee receives an additional annual fee of $3,000. Messrs. Corey, Kimmel, McDermott and Powell are currently our non-employee directors. Directors other than non-employee directors receive no compensation for serving on our Board. We do, however, reimburse all directors for their reasonable expenses incurred in connection with their activities as directors. Messrs. Powell and McDermott received $50,000 for their service on the Special Committee of the Board formed in connection with the Company’s sale of its Weider branded business (discussed under “Certain Relationships and Related Transactions—Sale of Weider Branded Business” below).

Pursuant to the terms of our 1997 Plan and now our 2004 Plan, upon appointment or election to our Board, each non-employee director receives options to purchase 20,000 shares of Class A Common Stock at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant, which vests in equal annual installments over three years. Non-employee directors are also granted options to purchase 12,500 shares of Class A Common Stock upon each Annual Meeting of Stockholders occurring at least nine months after the date of appointment or election to our Board, provided the non-employee director is then still serving as one of our directors. These options are granted at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant and vest in equal annual installments over three years. Accordingly, Messrs. Corey, Kimmel, McDermott and Powell each received an option grant covering 12,500 shares on October 26, 2004, the date of our 2004 Annual Meeting of Stockholders, with an exercise price of $4.27 per share.

Pursuant to the terms of our 1997 Plan and now our 2004 Plan, each non-employee director who had been a member of our Board for three consecutive years (a Three Year Term) as of October 3, 2001, was granted an option to purchase 15,000 shares of our Class A Common Stock and are automatically granted an option to purchase 15,000 shares of our Class A Common Stock as of the expiration of each subsequent Three Year Term. Each non-employee director who had not served a Three Year Term as of October 3, 2001, or is first elected or appointed to our Board after October 3, 2001, is automatically granted an option to purchase 15,000 shares of our Class A Common Stock as of the completion of each Three Year Term. These options vest immediately upon grant. In accordance with these provisions, Mr. McDermott received an option grant on June 8, 2004 covering 15,000 shares with any exercise price of $4.95 per share and each of Messrs. Corey and Kimmel received an option grant on October 4, 2004 covering 15,000 shares with an exercise price of $4.54 per share.

Mr. Kimmel was granted an option to purchase 5,000 shares of our Class A Common Stock on October 26, 2004 in connection with his service as a member of our International Advisory Board relating to our European operations. These options have an exercise price of $4.27 per share and vest in equal annual installments over three years.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to us regarding the beneficial ownership of our Class A and Class B Common Stock as of the Record Date for (i) each person or entity who is known to us to beneficially own more than 5% of the outstanding shares of our Class A or Class B Common Stock; (ii) each person who is a director of the Company and each nominee; (iii) each of the executive officers named in the Summary Compensation Table in this proxy statement; and (iv) all current directors and executive officers as a group.

Except as noted, the person or entity listed has sole voting and investment power with respect to the shares shown in this table.

					Percent of
	Shares Beneficially Owned(1)				Total
	Number of Shares		Percent		Voting
Name of Beneficial Owner	Class A(2)	Class B	Class A(3)	Class B	Power
Directors and Named Executive Officers:
Eric Weider(4)	182,171	0	1.6%	0%	*
Bruce J. Wood	493,833	0	4.2	0	*
Ronald L. Corey	142,027	0	1.2	0	*
Roger H. Kimmel(4)	155,500	0	1.4	0	*
George F. Lengvari(4) (5)	0	0	0.0	0	0%
Brian P. McDermott	60,000	0	*	0	*
H. F. Powell	102,500	0	*	0	*
Joseph W. Baty	240,467	0	2.1	0	*
Thomas H. Elitharp	183,130	0	1.6	0	*
Michael Krüger	0	0	0.0	0	0
Daniel A. Thomson	147,493	0	1.3	0	*
Directors and executive officers as a group (10 persons)(4) (5)	1,707,121	0	13.7	0	1.1
Other Principal Stockholders:
Weider Health and Fitness(6) 21100 Erwin Street Woodland Hills, CA 91367	0	14,973,148	0.0%	100%	93.0%
Gabelli Asset Management Inc.(7) One Corporate Center Rye, NY 10580-1422	3,227,800	0	28.5	0	2.0
AXA Financial, Inc.(8) 1290 Avenue of the Americas New York, NY 10104	1,208,700	0	10.7	0	*

* Represents less than 1%.

(1)
Except for information based on Schedules 13D or 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date and includes shares underlying options exercisable within 60 days of that date held by each person, as if such shares were outstanding on that date.

(2)
Includes 420,833, 108,500, 138,500, 60,000, 82,500, 156,396, 105,458, 88,271 and 1,160,458 shares of Class A Common Stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Wood, Corey, Kimmel, McDermott, Powell, Baty, Elitharp, Thomson and all current directors and executive officers as a group, respectively. Also includes 29,200, 38,400, 35,600, 26,800 and 130,000 unvested shares of restricted stock granted on August 16, 2002 to Messrs. Wood, Baty, Elitharp, Thomson and all current directors and executive officers as a group, respectively. These shares of restricted stock are subject to certain vesting and forfeiture requirements.

(3)	Does not give effect to the conversion of Class B Common Stock.

(4)
Does not include 14,973,148 shares of Class B Common Stock held by Weider Health and Fitness. Mr. Weider is the President and Chief Executive Officer and a director of Weider Health and Fitness; Mr. Lengvari is Vice Chairman of the Board of Weider Health and Fitness; and Mr. Kimmel is a director of Weider Health and Fitness. Messrs. Weider, Lengvari and Kimmel disclaim beneficial ownership of such shares.

(5)
Does not include 410,997 shares of Class A Common Stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power to dispose of nor to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(6)	Based on Schedule 13G/A filed on February 14, 2002 by Weider Health and Fitness.

(7)
Based on Schedule 13D/A filed on November 23, 2004 by Gabelli Asset Management Inc. (Gabelli Asset Management). Gabelli Funds, LLC (Gabelli Funds), GAMCO Investors, Inc. (GAMCO), Gabelli Advisers, Inc. (Gabelli Advisers) and MJG Associates, Inc. (MJG) own 751,000, 2,203,600, 268,000 and 5,200 shares of Class A Common Stock, respectively. Due to their affiliations, Mario Gabelli and Gabelli Asset Management are deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, GAMCO, Gabelli Advisers and MJG. Subject to certain limitations, each of Gabelli Funds, GAMCO, Gabelli Advisers and MJG has sole disposition and voting power over the shares of Class A Common Stock held by it, except that GAMCO does not have sole voting power over 134,200 of its shares. Subject to certain limitations, a Proxy Voting Committee has indirect voting power over the shares held by Gabelli Funds.

(8)
Based on Schedule 13G filed on January 10, 2005 by AXA Financial, Inc. on behalf of AXA Financial, Inc. and its parent holding company, AXA, and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, a group and parent holding company to AXA), and AXA Rosenberg Investment Management LLC (“AXA Rosenburg”), a subsidiary of AXA Financial, Inc. AXA Rosenburg has sole power to direct the vote of 580,800 of the shares and sole power to direct the disposition of all 1,208,700 shares.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name	Age	Position
Bruce J. Wood	55	Chief Executive Officer, President and Director
Joseph W. Baty	48	Executive Vice President and Chief Financial Officer
Thomas H. Elitharp	56	Executive Vice President—Operations and Support Services
Daniel A. Thomson	41	Executive Vice President—Business Development, General Counsel and Corporate Secretary

Set forth below are descriptions of the backgrounds of the current executive officers. For a description of the background of Mr. Wood, see “Nominees for Election to our Board of Directors” above. Mr. Blair, our former Executive Vice President—Active Nutrition Unit, became an employee of Weider Global Nutrition, LLC in connection with the sale of our Weider branded business (discussed under “Certain Relationships and Related Transactions—Sale of Weider Branded Business” below) effective March 1, 2005. We are not aware of any family relationships among any of our directors and executive officers.

Mr. Baty has served as Executive Vice President and Chief Financial Officer since November 1999. From January 1997 to October 1999, Mr. Baty served as Senior Vice President—Finance. Prior to joining us, Mr. Baty was a partner at KPMG LLP, which he joined in 1984. Mr. Baty is a certified public accountant.

Mr. Elitharp has served as Executive Vice President—Operations and Support Services since June 2001. From September 1997 to May 2001, Mr. Elitharp served as Senior Vice President—Operations. Prior to joining us, Mr. Elitharp held numerous positions with Welch Food Inc., a manufacturer of food products, for over 18 years, most recently as Director of Operations for its East Coast manufacturing locations.

Mr. Thomson has been with the Company since 1998, and currently serves as Executive Vice President—Business Development, General Counsel and Corporate Secretary. Mr. Thomson has also served as Senior Vice President—Business Development from June 2001 to July 2005 and Senior Vice President—General Counsel from July 1998 to July 2005. Prior to joining us, Mr. Thomson was in private law practice in the corporate and securities departments of Latham & Watkins and LeBoeuf, Lamb, Greene & MacRae. Mr. Thomson, a certified public accountant, was an accountant and consultant with the firm of Price Waterhouse prior to practicing law.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth, for the last three fiscal years, information regarding the annual and long-term compensation for our Chief Executive Officer and the next four most highly compensated executive officers (based on aggregate salary and bonus for the last fiscal year). We sometimes refer to all of these officers as the Named Executive Officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(2)	Securities Underlying Options(#)(3)	LTIP Payouts(4)	All Other Compensation(5)
Bruce J. Wood Chief Executive Officer and President	2005 2004 2003	$474,000 460,000 456,676	$492,960 481,160 579,979	$0 0 118,260	0 25,000 450,000	$0 0 213,000	$6,300 6,150 5,885
Joseph W. Baty Executive V. P. and Chief Financial Officer	2005 2004 2003	256,000 246,667 238,000	207,101 187,141 221,258	0 0 155,520	0 22,000 78,750	0 0 270,000	6,300 6,150 5,625
Thomas H. Elitharp Executive V. P.—Operations and Support Services	2005 2004 2003	223,000 215,000 208,333	166,543 157,097 182,692	0 0 144,180	0 22,000 37,500	0 0 150,000	6,300 6,150 5,567
Michael Krüger(1) Managing Director—Haleko Unit	2005 2004 2003	198,500 185,050 159,174	0 228,538 166,223	0 0 0	0 0 0	0 0 0	0 0 0
Daniel A. Thomson Executive V. P.—Business Development, General Counsel and Corporate Secretary	2005 2004 2003	205,000 198,000 191,417	124,826 115,689 131,048	0 0 108,540	0 22,000 41,250	0 0 150,000	6,300 6,150 5,709

(1)
Mr. Krüger’s employment with us terminated in connection with the sale of our Haleko Unit effective May 1, 2005 (the first day of Haleko’s fiscal year 2006). Mr. Krüger’s compensation was paid in euros, and has been converted to U.S. dollars for purposes of this table.

(2)
Represents restricted stock awards of 73,000, 96,000, 89,000 and 67,000 shares of Class A Common Stock granted on August 16, 2002 to Messrs. Wood, Baty, Elitharp and Thomson, respectively, multiplied by the closing price of the Class A Common Stock on the NYSE on the date of grant ($1.62). Based on the closing price of our Class A Common Stock on the NYSE on May 31, 2005 ($4.08), the unvested restricted stock awards of Messrs. Wood, Baty, Elitharp and Thomson had a value at the end of our fiscal year 2005 of $119,136, $156,672, $145,248 and $109,344, respectively. The restricted stock awards generally vest 20% per year and are subject to certain other restrictions.

(3)	For fiscal 2003, all option grants were made in connection with our option exchange program commenced in September 2002 and concluded in April 2003.

(4)
Amounts were awarded under a long-term compensation program for executives designed to improve the Company’s financial position by reducing overall debt and improving the Company’s capital position. Under the program, certain formula-based debt and capital targets were exceeded as of May 31, 2003 and maximum awards based on target performance were paid. No further awards are payable under this program.

(5)	All amounts under the heading “All Other Compensation” represent our matching contributions under our 401(k) Plan.

Option Grants in Last Fiscal Year

We did not grant any options to our Named Executive Officers during fiscal 2005.

Aggregated Option Exercises in Fiscal 2005 and Year-End Option Values

The following table sets forth certain information with respect to the unexercised options to purchase shares of Class A Common Stock held by the Named Executive Officers as of May 31, 2005. No Named Executive Officer exercised any options during fiscal 2005.

	Number of Securities Underlying Unexercised Options as of May 31, 2005		Value of Unexercised In-the-Money Options as of May 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce J. Wood	420,833	129,167	$921,375	$280,125
Joseph W. Baty	156,396	34,354	244,266	49,022
Thomas H. Elitharp	105,458	24,042	145,631	23,344
Michael Krüger	0	0	0	0
Daniel A. Thomson	88,271	24,979	131,034	25,678

(1)	Based on the closing price of our Class A Stock on the NYSE on May 31, 2005 ($4.08), minus the exercise price of the option.

Employment Related Agreements

We entered into an employment agreement with Mr. Wood effective June 2002. Pursuant to his employment agreement, Mr. Wood is entitled to an annual base salary ($474,000 annualized for fiscal 2005 and subject to annual review by the Compensation Committee of the Board) and annual bonuses in an amount based upon our annual performance and profitability. In addition, in the event Mr. Wood terminates his employment for “cause,” is terminated without “cause” (each as defined in the employment agreement) or his contract is not renewed by the Company as described below, he is entitled to a severance payment in an amount equal to his annual base salary, plus an amount equal to the greater of his base salary or his annual bonus for the prior year. In addition, upon such termination, or if Mr. Wood is terminated for incapacity, any equity awards (options, restricted stock, etc.) he has received that would have become exercisable (or vested) on the next following anniversary of the date of grant will immediately become exercisable (or vested). If Mr. Wood’s employment is terminated by him for “cause” or we terminate his employment without “cause,” he has agreed not to be employed by certain of our competitors within the territorial United States for a period of six months. If his employment is terminated for any other reason, the non-competition restriction will last for one year. On May 31, 2005 the agreement automatically renewed until May 31, 2006. Unless sooner terminated by the parties, the agreement expires on May 31, 2006, with automatic renewal thereafter of up to one additional successive one-year term unless either party gives at least three months notice of non-renewal.

In fiscal 2003, we amended and restated Mr. Wood’s change in control agreement. The primary effect of the amendment was to delete Mr. Wood’s right to any “retention bonus” and to extend the term of the agreement. The amended and restated change in control agreement continues to provide that if his employment is terminated by him for “good reason” or we terminate his employment without “cause” (each as defined in the agreement) upon the consummation of certain change of control events, he will be entitled to receive an amount equal to his annual base salary, a tax gross up payment to the extent he would be subject to excise tax in connection with such event and any additional benefits and rights provided by his employment agreement with us. The amended and restated change in control agreement is in effect through September 30, 2005.

In October 2002, certain employment related agreements were consolidated, amended and restated. The effect of these amendments was to delete certain retention bonus payments following a change in control and to clarify certain provisions governing severance payments. These October 2002 agreements, to which each of Messrs. Baty, Elitharp and Thomson are parties, provide that in the event he terminates his employment for “good reason” or we terminate his employment without “cause” (each as defined in the agreement), he is entitled to a severance payment in an amount equal to 100% of his annual base salary plus an amount equal to the greater of (a) his prior year’s bonus, (b) the average of his bonuses for the past three years or (c) 30% of his annual base salary (increased to 50% of annual base salary if the termination occurs in connection with certain change in control events). In addition, the severance payment percentage will change from 100% to 150% (for Messrs. Baty and Elitharp) or 125% (for Mr. Thomson) if such termination occurs in connection with certain change in control events. The October 2002 agreements also provide that these executive officers would be entitled to a tax gross up payment to the extent he would be subject to excise tax in connection with any change in control event. These agreements are in effect through September 30, 2005.

The Compensation Committee is currently reviewing the agreements that expire on September 30, 2005, with the anticipation of extending the term of the agreements for another three years.

In connection with Mr. Krüger’s employment with us beginning in May 2002, we entered into an employment agreement with him. Mr. Krüger was entitled to a base salary of €156,000 (subject to annual review) and bonuses in an amount based upon Haleko’s annual performance and profitability and certain personal performance objectives. The employment agreement’s initial term was through April 2004. We continued to employ Mr. Krüger subject to the same terms and conditions as in his original employment agreement until Mr. Krüger’s employment with us was terminated in connection with the sale of our Haleko Unit effective May 1, 2005.

REPORT OF OUR COMPENSATION COMMITTEE

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors of Weider Nutrition International, Inc. (the Company) provides guidance and oversight for all executive compensation and benefit programs, including basic strategies and policies. The Compensation Committee also reviews and approves general Company compensation policies and oversees the Company’s 1997 Equity Participation Plan, as amended (the 1997 Plan), and the Company’s 2004 Incentive Award Plan (the 2004 Plan), including reviewing and approving stock option grants and other equity awards to the Company’s executive officers. The Compensation Committee utilizes the services of compensation consultants from time to time, and is currently using a third-party consultant to analyze executive compensation. The members of the Compensation Committee are all non-employee directors.

Compensation Policy and Company Performance. The Compensation Committee attempts to promote financial and operational success by attracting, motivating and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. The executive compensation program’s overall objectives are to reward and retain executives with the level of talent and ability required to prudently guide the Company’s growth, maximize the link between executive and stockholder interests through an equity participation plan and recognize individual contributions as well as overall business results. The Compensation Committee balances these objectives against appropriate aggregate compensation levels given the Company’s size and operating performance.

The key elements of the Company’s compensation program in fiscal 2005 consisted of base salary and annual cash bonus. The Compensation Committee’s policies with respect to each element of the compensation program, including the bases for the compensation awarded to the Company’s Chief Executive Officer, are discussed below.

Base Salaries. A competitive base salary is necessary to the development and retention of capable management and is consistent with the Company’s long-term goals. Base salaries for executives are determined based upon the Compensation Committee’s evaluation of, among other factors, the responsibilities of the position held, the experience of the individual, the job performance of the individual, competitive salary information, the Company’s overall financial results and general economic conditions. Pay increases for executive officers during fiscal 2005 were based primarily on performance and competitive salary information. The Compensation Committee has determined that fiscal 2006 salaries for our executive officers will remain at 2005 levels. Bonus Payments. The Company’s management annual incentive program has been established to reward participants for their contributions to the achievement of company, department and individual objectives. The aggregate amount of the bonuses awarded in any fiscal year is determined by reference to the terms of the executive employment agreements, as applicable, the Company’s financial performance, and the assessment of progress in attaining business performance objectives and considerations.

The specific cash bonus a participant receives is dependent on the Company’s financial performance, individual performance against established performance objectives and level of responsibility. An executive’s contributions to the business are measured, in part, by his or her success in meeting certain goals established by the person and the Compensation Committee in consultation with the Chief Executive Officer. Bonus payments may range from 0 to 150% of target bonus, based on Company and personal performance. Target bonuses vary based on position, from 55% to 100% of salary for executive officers, with personal performance objectives comprising 20% to 30% of an executive’s overall target bonus. Approximately 91 employees participated in the bonus program for fiscal 2005. Aggregate bonus determinations for fiscal 2005 were based on the Company’s performance against its pre-established target for “income before taxes.” Individual bonus amounts were then adjusted for personal performance. We anticipate that the bonus program for fiscal 2006 will be similarly based on the Company’s performance of “income before taxes” against target and fiscal 2006 personal performance objectives.

Equity Participation Programs. The 1997 Plan and 2004 Plan have been established to provide employees with an opportunity to share, along with stockholders, in the long-term performance of the Company. Stock options, restricted stock and other equity awards are intended to help motivate and retain key employees. The exercise price of the stock options is set at a price equal to or above the market price of the Class A Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Class A Common Stock rises. The Compensation Committee believes that these stock options, restricted stock and other equity awards more closely align the executives’ interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

Policy on the Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), limits a public company’s federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain performance-based compensation, including awards of stock options, is excluded from the $1,000,000 limit if specific requirements are met.

While the tax impact of any compensation arrangement is one factor that is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above. The Compensation Committee’s compensation determinations have generally been designed to maximize the Company’s federal income tax deduction for possible application in future years. However, from time to time compensation may be awarded that is not fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

Chief Executive Officer Compensation. In fiscal 2005, Mr. Wood’s base salary was $474,000 (annualized) based on the base salary considerations described above. Mr. Wood was paid a bonus of approximately $493,000 based on Company performance against its target for “income before taxes”, and adjusted for Mr. Wood’s personal performance objectives previously established with the Compensation Committee. No equity awards were granted to Mr. Wood or any executive officer during fiscal 2005. As previously stated, the Compensation Committee is currently using a third-party consultant to review and analyze executive compensation, including equity awards and long-term incentive programs.

Members of the Compensation Committee of the Board of Directors

Brian P. McDermott, Chairman
Ronald L. Corey
H.F. Powell

The preceding “Report of the Compensation Committee on Executive Compensation” and the “Performance Graph” that appears immediately hereafter shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

PERFORMANCE GRAPH

As part of the executive compensation information presented herein, the SEC requires a comparison of stock performance for the Company with stock performance of a broad equity market index and an appropriate industry index. The following graph compares the cumulative total stockholder return on the Class A Common Stock during the period from May 31, 2000 to May 31, 2005 with the cumulative total returns on Standard & Poor’s 500 Index and the Healthy Living® Index. The comparison assumes $100 was invested on May 31, 2000 in our Class A Common Stock or in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown on the following graph is not necessarily indicative of future performance.

	5/31/00	5/31/01	5/31/02	5/31/03	5/31/04	5/31/05
Weider Nutrition International, Inc.	100.00	77.76	65.79	78.61	156.55	137.66
S & P 500	100.00	89.45	77.06	70.85	83.83	90.74
Healthy Living Index	100.00	107.47	148.85	155.76	252.51	269.79

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules. The current members of the Audit Committee are Messrs. Powell, Corey and McDermott. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process and principles, internal controls and disclosure controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended May 31, 2005, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence

Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005.

Members of the Audit Committee of the Board of Directors

H. F. Powell, Chairman
Ronald L. Corey
Brian P. McDermott

The preceding “Audit Committee Report” will not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The fees billed by Deloitte & Touche LLP (Deloitte), our independent public accountants, with respect to the years ended May 31, 2004 and May 31, 2005 were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte for the audit of our annual financial statements included in our Annual Reports on Form 10-K, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q, and performance of statutory audits were approximately $313,000 and $274,000 for fiscal 2004 and fiscal 2005, respectively.

Audit Related Fees

The aggregate fees billed for services rendered by Deloitte for assurance and similar services that are reasonably related to the performance of the audit of our annual financial statements included in our Annual Reports on Form 10-K or the reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q were approximately $10,000 and $23,000 for fiscal 2004 and fiscal 2005, respectively. These audit related fees consist primarily of fees for the audit of our 401(k) plan and certain agreed upon procedures.

Tax Fees

The aggregate fees billed for services rendered by Deloitte for tax compliance, tax advice and tax planning were approximately $189,000 and $39,000 for fiscal 2004 and fiscal 2005, respectively. Tax fees consist primarily of preparation of our tax returns and other tax planning advice.

Financial Information Systems Design and Implementation Fees

We did not engage Deloitte to provide advice to us regarding financial information systems design and implementation during fiscal 2004 or fiscal 2005.

All Other Fees

There were no other fees billed for services rendered by Deloitte for fiscal 2004. The aggregate fees billed for services rendered by Deloitte in connection with the sale of our Weider branded business (discussed under “Certain Relationships and Related Transactions—Sale of Weider Branded Business” below) were approximately $19,000 for fiscal 2005.

The Audit Committee has reviewed the non-audit services provided by Deloitte and determined that the provision of these services during fiscal 2005 is compatible with maintaining Deloitte’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees.

Since the May 6, 2004 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Deloitte was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Class A Common Stock to file initial reports of ownership and changes in ownership with the SEC. These persons and entities are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based solely on our review of the copies of such forms and other written representations to us, that during the fiscal year ended May 31, 2005, all reporting persons complied with all applicable Section 16(a) filing requirements, except that one Form 4 for each of Messrs. Kimmel and Corey reporting the exempt grant of options was filed one day late due to a Company administrative error.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Weider Health and Fitness

Weider Health and Fitness owns all of our Class B Common Stock, which represents approximately 93% of the aggregate voting power of all outstanding shares of our common stock. Weider Health and Fitness is in a position to determine the outcome of all matters required to be submitted to stockholders for approval (except as provided by law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws).

Board Service

Eric Weider, our Chairman of the Board, is the President and Chief Executive Officer and a director of Weider Health and Fitness. George Lengvari, one of our directors, is Vice Chairman of the Board of Weider Health and Fitness. Roger Kimmel, one of our directors, is also a director of Weider Health and Fitness.

Sale of Weider Branded Business

On April 1, 2005, we announced the sale of certain assets of our Active Nutrition Unit relating to our Weider branded business domestically and internationally to Weider Global Nutrition, LLC, a wholly-owned subsidiary of Weider Health and Fitness. We received cash proceeds of approximately $12.9 million and a note receivable for $1.1 million in exchange for assets relating to our domestic Weider branded business, including inventory, receivables, and intangible and intellectual property, the capital stock of certain of our international subsidiaries related to our international Weider branded business (including the working capital of those subsidiaries), and the assumption of certain associated liabilities by Weider Global Nutrition. The transaction closed on April 1, 2005, with an effective date of March 1, 2005. Our Board formed a Special Committee of independent directors to review and negotiate the transaction.

The balance of the note receivable on May 31, 2005 was $1.0 million, and the balance is payable in equal monthly installments (plus accrued interest) through January 2007.

In connection with the transaction, the parties also entered into two separate agreements (domestic and European) whereby we provide certain general and administrative, research and development, and logistics services to Weider Global Nutrition for an annual fee. The annual fee under the U.S. service agreement is $500,000, and we were paid $125,000 under such agreement in fiscal 2005. The term of the U.S. service agreement is for a one year period ending on March 1, 2006, with an option by either party for one additional year. In connection with the fiscal 2006 first quarter sale of our Haleko Unit, the European service agreement was transferred to the purchaser of the Haleko Unit. Weider Global Nutrition paid us approximately $70,345 under the European service agreement in fiscal 2005.

Transfer of Intellectual Property

In July 1985, Weider Health and Fitness and Joe Weider entered into an agreement pursuant to which Weider Health and Fitness was granted all rights, title and interest in and to a system of weight training known as “The Weider System” and the exclusive right to use of the name “Joe Weider” within the continental United States. The right to use “The Weider System” and “Joe Weider” survives the death of Joe Weider. As consideration for such grants, Weider Health and Fitness agreed to pay Joe Weider an annual fee for the rest of his lifetime, of which $250,000 per year was historically paid by us. Effective September 1, 1996, Weider Health and Fitness assigned to us substantially all such intellectual property. Weider Health and Fitness retained certain trademarks used in both our nutritional supplements business and Weider Health and Fitness’ body building and exercise equipment business; however, we had a perpetual, royalty-free, fully paid license to use such trademarks for our nutritional supplements business. In connection with the sale of the Weider branded business referred to above, we transferred substantially all of our rights to use “The Weider System”, “Joe Weider” and certain related trademarks to Weider Global Nutrition. We paid $187,500 of the annual fee to Joe Weider in fiscal 2005 prior to such sale.

Sponsorships

Prior to the sale of the Weider branded business referred to above, as part of our marketing strategy, we would participate in the sponsorship of certain body builder contracts with Weider Health and Fitness. We paid a total of approximately $150,000 in connection with our sponsorship in fiscal 2005. We anticipate limited or no participation in the sponsorship of body builder contracts with Weider Health and Fitness following the sale of our Weider branded business referred to above.

Intellectual Property Licensing Agreement

Pursuant to an agreement with Weider Health and Fitness and certain other parties, Mariz Gestao E Investimentos Limitada (Mariz) obtained the exclusive international rights to use the trademarks and brand names used by Weider Health and Fitness and its affiliates on or prior to December 1996. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of our directors, are included among the beneficiaries. Pursuant to a sublicense agreement with Mariz dated as of December 1, 1996, we have the exclusive international worldwide rights to use these trademarks and brand names outside the United States, Canada, Mexico, Spain and Portugal (for which countries we have the rights outside of the Mariz sublicense), except in Japan. Certain terms of the sublicense were amended and the rights under the sublicense to the Weider name and certain related trademarks were transferred as of March 1, 2005 in connection with the sale of our Weider branded business referred to above. The term of the amended sublicense agreement is through February 28, 2009, with the agreement automatically renewing for successive one-year terms unless earlier terminated by Mariz upon a material breach by us.

Under the terms of the amended sublicense agreement, we are required to make annual royalty payments to Mariz on sales of products covered by the agreement in countries other than those mentioned above. The royalty payments, as amended, are to be equal to (i) 4% of sales up to $7.0 million; (ii) 3.5% of sales greater than $7.0 million and less than $14.0 million; (iii) 3.0% of sales greater than $14.0 million and less than $21.0 million; and (iv) 2.5% of sales over $21.0 million. The sublicense agreement includes an irrevocable buy-out option, exercisable by us after February 28, 2009, for a purchase price equal to the greater of $2.0 million or 6.5 times the aggregate royalties paid by us in the royalty year immediately preceding the date of the exercise of the option. In addition, if the Schiff trademark is sold to a third party prior to February 28, 2009, the sublicense agreement provides that the buyer must also purchase all of Mariz’ rights to the trademarks for a purchase price equal to $2.0 million. During our fiscal year ended May 31, 2005, we incurred royalty expense of approximately $646,000 relating to the Mariz sublicense agreement.

IFBB Agreement

On May 1, 2000, we entered into an agreement with the International Federation of Bodybuilders (IFBB), a Canadian non-profit corporation which supports international bodybuilding events. Ben Weider, the father of Eric Weider (our Chairman of the Board), is the president of IFBB. Pursuant to the agreement, we were obligated to pay $250,000 during the first year of the agreement and $100,000 during each of the second and third years of the agreement with respect to our sponsorship of certain IFBB bodybuilding events. In return for such sponsorship, IFBB provided us with preferential advertising, booth placement, inclusion in certain programs/brochures, and other preferential promotional treatment. In March 2003, we extended the term of the agreement for an additional two years, pursuant to which we agreed to pay $75,000 per year with respect to our sponsorship. In connection with the sale of the Weider branded business referred to above, we transferred our rights and obligations under the agreement to Weider Global Nutrition. We incurred promotional expense of approximately $56,250 pursuant to this agreement for fiscal 2005.

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted on such matters in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Daniel A. Thomson
Executive Vice President—Business Development, General Counsel, and Corporate Secretary

Salt Lake City, Utah
September __, 2005

WEIDER NUTRITION INTERNATIONAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2005 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 25, 2005

The undersigned hereby appoints each of Bruce J. Wood and Daniel A. Thomson as attorneys and proxies, each with power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of Weider Nutrition International, Inc. (the Company) held by the undersigned on September 6, 2005, at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held October 25, 2005, at 2:00 p.m., local time, at the Company’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah 84104, on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournment or postponement thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares FOR each of the seven nominees as directors and FOR approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation to change our Company name from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

(Continued and to be dated and signed on the reverse side.)

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.) Votes must be indicated (x) in Black or Blue Ink.

The Board of Directors recommends a vote FOR the following proposals:

1.	Election of seven directors of the Company to serve until the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

FOR ALL nominees listed below	WITHHOLD AUTHORITY to vote for ALL nominees listed below	*EXCEPTIONS
☐	☐	☐

Nominees:	Eric Weider, George F. Lengvari, Bruce J. Wood, Ronald L. Corey, Roger H. Kimmel, Brian P. McDermott and H. F. Powell

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below. Your shares will be voted for all nominees other than any nominee(s) listed below.)

*Exceptions:

2.
Approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation to change our Company name from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc.
		FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	In the discretion of the persons acting as proxies, on such other matters as may properly come before the Annual Meeting or any adjustment(s) or postponement(s) thereof.

Date:	, 2005
Signature:
Signature:

Note:   Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as an  agent,  attorney or fiduciary, indicate the capacity in which you are signing.